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EXHIBIT 10.2

                            LIMITED LICENSE AGREEMENT
                            -------------------------


                  Limited License Agreement (this "AGREEMENT"), dated February 20, 2003, by and among LOMBARDIA ACQUISITION CORP., a Delaware corporation which will be renamed Debt Resolve Inc. (the "COMPANY"), having offices at 707 Westchester Avenue, Suite 213, White Plains, New York 10604, JAMES D. BURCHETTA, an individual residing at 210 Central Park South, New York, New York 10019 ("BURCHETTA"), and CHARLES S. BROFMAN, an individual residing at 4 Five Ponds Drive, Waccabuc, New York 10597 ("BROFMAN" and, together with Burchetta, the "LICENSOR").

                  In consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration which is set forth herein, the Company and the Licensor hereby agree as follows:

         1.       CERTAIN DEFINITIONS

                  As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  1.1 "GROSS REVENUES" means all revenues received by the Company for or on account of the Licensed Usage, including without limitation the use, sale or distribution of the System, or any software application or system created pursuant to this Agreement.

                  1.2 "INTELLECTUAL PROPERTY RIGHTS" means all inventions and U.S. and foreign patents, copyrights (including without limitation any Licensor Content as defined below, whether or not copyrightable), trademarks (including without limitation the Marks (as defined below)), trade secrets, know-how, and other intellectual property and proprietary rights relating to U.S. Patent No. 6,330,551 issued by the U.S. Patent and Trademark Office on December 11, 2001 for "Computerized Dispute Resolution System and Method," and the exploitation thereof, together with all patents issuing thereon including re-issues, re-examinations, patents of addition and any registration or confirmation patents corresponding thereto, divisions, continuations, continuations-in-part, substitutions, and changes of applications thereof (collectively, the "Patent"), whether related to said U.S. and foreign applications directly or through one or more intervening applications, and whether or not registered or made the subject of any applications for registration, all of the foregoing subject to the provisions herein concerning ownership of the Custom Materials (as defined below).

                  1.3 "LICENSED USAGE" means the use of the Intellectual Property Rights to create software and other code enabling an automated system used solely for the settlement and collection of credit card receivables and other consumer debt (and specifically excluding without limitation the settlement and collection of insurance claims, taxes and other municipal fees of all types, and those rights which have been previously exclusively licensed to Cybersettle, Inc. in connection with its business) (the "SYSTEM") in the Territory as hereinafter defined, and the use, marketing and distribution of the System by the Company.

                  1.4 "MARKS" means the trademarks, service marks, domain names, brand names, artwork, logos, graphics, video, text, data and other materials used or intended to be used by Licensor (including without limitation the service mark DEBTRESOLVE and the domain names debtresolve.com and debtresolve.net) to indicate the source of the System in the marketplace.

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                  1.5 "SECURITY ASSET LICENSE" means, collectively, (i) that certain Limited License Agreement, dated as of June 26, 2002, by and between Burchetta and Security Asset Capital Corporation, a Nevada corporation ("SECURITY Asset"), and the license granted thereunder, and (ii) that certain Limited License Agreement, dated as of June 26, 2002, by and between Brofman and Security Asset, and the license granted thereunder.

                  1.6 "SYSTEM" means an automated system used solely for the settlement and collection of credit card receivables and other consumer debt (and specifically excluding without limitation the settlement and collection of insurance claims, taxes and other municipal fees of all types, and those rights which have previously been exclusively licensed to Cybersettle, Inc. in connection with its business).

                  1.7 "TERRITORY" means the United States of America, Canada, United Kingdom and each other country where Licensor owns Intellectual Property Rights.

         2.       LICENSE AND OWNERSHIP PROVISIONS

                  2.1 GRANT OF LICENSE. Subject to the Security Asset License, the Licensor hereby grants a limited, exclusive, royalty-bearing, non-transferable license to the Company to utilize the Intellectual Property Rights, in the Territory only, solely forthe Licensed Usage. The license granted herein shall not include the right to sublicense without the prior written consent of Licensor, which consent may be withheld in Licensor's sole discretion. The rights granted to the Company in this Section 2.1 do not extend to any individuals, employees, agents, contractors, subsidiaries, parents, affiliates or persons or entities otherwise related to or affiliated with the Company, except as provided in Section 8.7 herein.

                  2.2 OWNERSHIP OF CUSTOM MATERIALS AND LICENSOR CONTENT. All right, title and interest (including, without limitation, intellectual property rights) in and to the computer code, software, programs and documentation developed or created hereunder (including source code and object code), designs, products, drawings, documentation, information, trade secrets, know-how, deliverables and other materials made and developed in connection with this Agreement (the "CUSTOM MATERIALS") shall be jointly owned by Licensor and the Company, except that Licensor may not use, market, or distribute Custom Materials for the Licensed Usage or services competitive with the System during the term of this Agreement, such rights during such term being exclusive to the Company. The parties hereby acknowledge and agree that any and all corporate identifiers, brand names, trademarks, service marks, artwork, logos, graphics, video, text, data and other materials supplied by Licensor in connection with this Agreement, as well as the domain name or names assigned to the Web Site (collectively, the "LICENSOR CONTENT") and all rights with respect thereto, shall remain the sole and exclusive property of Licensor.

                  2.3 TRADEMARK LICENSE, QUALITY CONTROL. Subject to the terms and conditions of this Agreement, Licensor grants to the Company an exclusive license to use the Marks in the Territory during the term of this Agreement solely for the Licensed Usage, and only in the manner, style and form approved in advance in writing by Licensor in its reasonable discretion. The Company

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agrees to adhere to such specific reasonable quality control standards that
Licensor may from time to time communicate to the Company with respect to the Marks. The Company agrees that it will, prior to any use by it, submit to the Company for its prior written approval samples of all web site content and all advertising and promotional materials in all media displaying the Marks, provided that the Company may continue to use any samples that are identical to any samples previously approved by Licensor in writing without the necessity of any subsequent approval. Licensor hereby designates Charles Brofman as its representative to review and approve or reject on its behalf all samples submitted by the Company for prior approval. Licensor shall have ten (10) business days in which to approve or disapprove in writing of submitted samples, after which time Licensor shall be deemed to have rejected the samples. Licensor shall have the right, in its sole discretion to require that the Company submit to Licensor reasonable numbers of additional representative samples of any materials displaying the Marks. If the Company fails to comply with any of the provisions of this Section, such failure shall be deemed to be a material breach of the Company's obligations under this Agreement for the purposes of the termination provisions of Section 5.2 herein.

                  2.4 TRADEMARK OWNERSHIP ACKNOWLEDGEMENT, CHALLENGES PROHIBITED; CONTINGENT AGREEMENT TO FUTURE ASSIGNMENT OF THE MARKS. The Company acknowledges that Licensor owns all right, title, and interest in and to the Marks and the goodwill associated therewith, and that any use of the Marks by the Company and any goodwill associated with such use shall inure solely to the benefit of Licensor. The Company will not, directly or indirectly, object to or contest the ownership of or use or registration by Licensor or any of their respective affiliates, successors, licensees or assigns in the Marks worldwide, nor register, attempt to register, or cause to be registered any mark, trade name, corporate name, or domain name, incorporating the Marks, or any marks or terms confusingly similar thereto. Licensor agrees to use commercially reasonable efforts to initiate, prosecute, and maintain appropriate national registrations for the Marks in the Territory. Licensor further agrees that if this Agreement remains in full force and effect for a period of three years from the execution hereof and there has been no uncured material breach of this Agreement by the Company within said three-year period, Licensor will at such time assign to the Company all of Licensor's right, title, and interest in and to the Marks and the business and goodwill appurtenant thereto .

                  2.5 SCOPE. Licensor reserves for itself all rights not expressly granted to the Company hereunder. The Company expressly recognizes and acknowledges that this Agreement does not confer on the Company any ownership rights in the Intellectual Property Rights, subject only to the limited license for the Licensed Usage and the joint ownership of Custom Materials as set forth in this Agreement. Subject to the foregoing sentence, the Company agrees and covenants that it shall not during the term of this Agreement or thereafter challenge, contest, or take any actions inconsistent with Licensor's ownership of the Intellectual Property Rights, including without limitation Licensor's exclusive right to apply to register (or maintain any application or registration for) any Intellectual Property Rights in any jurisdiction worldwide in which Licensor holds or maintains rights or registrations in the Intellectual Property Rights. The Company, at Licensor's request, will require all employees, agents, and subcontractors performing services pursuant to this Agreement to sign writings acknowledging that all right, title, and interest in and to all Custom Materials created by them under this Agreement is owned jointly by Licensor and the Company. The Company will require all employees, agents, affiliates, corporate parents and subsidiaries, subcontractors, and any and all third parties creating Custom Materials pursuant to this Agreement to sign writings acknowledging that all right, title, and interest in and to all Custom Materials created by them under this Agreement is owned jointly by Licensor and the Company.

                  2.6 SYSTEM MAINTENANCE. Licensor agrees to assume responsibility for the maintenance, operation, hosting, and storage of the System as it is developed by the Company. In the event that Licensor materially fails to perform its obligations under this Section 2.6, the Company shall have the right, upon five (5) business days' prior written notice to Licensor, to assume and perform such obligations relating to the maintenance, operation, hosting, and storage of the System. Nothing in this Section 2.6 shall be construed as modifying any other Section or provision in this Agreement relating to ownership of Custom Materials or Intellectual Property Rights.

         3.       ROYALTIES AND PAYMENT

                  3.1 ROYALTIES, MINIMUM GUARANTEE. As consideration hereunder by the Company, the Company agrees to and shall pay to the Licensor commencing on July 1, 2003 a royalty fee of ten percent (10%) of the annual Gross Revenues attributable to the Licensed Usage of the Intellectual Property Rights in the Territory by the Company during the term of this Agreement. Notwithstanding the foregoing, the annual royalty payable by the Company to the Licensor hereunder for any fiscal year of the Company shall be at least:

         (i) Six Hundred Thousand ($600,000.00) Dollars in the aggregate, in the event that

                  (A) each of Burchetta and Brofman remains employed, retained or appointed (as the case may be) as a director and an officer of or consultant to the Company during such fiscal year, or

                  (B) that any termination of such employment or retention, as the case may be, occurred pursuant to Section 7(b)(i), (ii), (iii) or
         (v) of:

                           (I) the Employment Agreement, dated February 20, 2003
                  and effective as of January 13, 2003, by and between the Company and Burchetta (the "Employment Agreement"), or any substantially similar clause of any Consulting Agreement that may be entered into between the Company and Burchetta pursuant to the provisions of Section 7(b)(v) of the Employment Agreement, or

                           (II) the Consulting Agreement, dated February 20,
                  2003 and effective as of January 13, 2003, by and between the Company and Brofman (the "Consulting Agreement"), or any substantially similar clause of any Employment Agreement that may be entered into between the Company and Brofman pursuant to the provisions of Section 7(b)(v) of the Consulting Agreement (any termination pursuant to this Section 3.1(i)(B) hereinafter known as a "Valid Termination");

         or

         (ii) Three Million ($3,000,000.00) Dollars in the aggregate, in the event that either of Burchetta or Brofman is no longer a director and an officer of or consultant to the Company at any time during such fiscal year, unless any termination of such employment or retention occurred:

                  (A) as a result of the voluntary resignation (other than pursuant to a Valid Termination) of Burchetta or Brofman,

                  (B) pursuant to a Valid Termination,

                  (C) pursuant to Section 15(c) of the Employment Agreement, or any substantially similar clause of any Consulting Agreement that may be entered into between the Company and Burchetta pursuant to the provisions of Section 7(b)(v) of the Employment Agreement, or

                  (D) pursuant to Section 15(b) of the Consulting Agreement, or any substantially similar clause of any Employment Agreement that may be entered into between the Company and Brofman pursuant to the provisions of Section 7(b)(v) of the Consulting Agreement.

                  3.2 PAYMENT. Royalties payable hereunder shall be calculated on June 30th and December 31st of each year during the term of this Agreement, and shall be paid to the Licensor on or before 45 days after each such June 30th calculation date and 90 days after each such December 31st calculation date, together with a complete accounting of such calculations.

                  3.3 AUDIT. The Company shall, upon written request, during normal business hours, but not more frequently than twice each calendar year, provide access to pertinent records relating to revenue received and royalties payable in connection with the Intellectual Property Rights, to an independent accounting firm chosen and compensated by the Licensor, for purposes of audit. Such accounting firm shall be authorized to report to the Licensor only the amount of royalties due and payable for the period examined.

         4.       ENFORCEMENT OF INTELLECTUAL PROPERTY

                  4.1 THIRD PARTY INFRINGEMENT. In the event that the Company becomes aware that any third party is infringing any of the Intellectual Property Rights, the Company shall promptly notify Licensor and provide pertinent details. Licensor shall have the sole right to bring a legal action for infringement against the third party, together with the right to enforce and collect any judgment thereon. If Licensor elects to exercise such right, the Company shall, at Licensor's request and expense, take all appropriate or necessary actions to assist in the prosecution of such action (including consenting to be joined as an additional party plaintiff in such action). The provisions of this Section shall not apply to any Marks actually assigned to the Company pursuant to Section 2.4.

         5.       TERM AND TERMINATION

                  5.1 TERM. This Agreement shall commence on the date hereof and continue until the expiration of U.S. Patent No. 6,330,551 and any continuations or continuations-in-part relating thereto, unless sooner terminated in accordance with the terms of this Agreement.

                  5.2 TERMINATION. This Agreement may be terminated by Licensor at the election of Licensor: (i) upon the material breach or default by the Company in the performance of any obligations (including, without limitation, the payment of royalties due to Licensor and/or any breach of the provisions of Sections 2.2, 2.3, 2.4, 2.5, or 2.6 herein) to be performed by the Company hereunder, which material breach or default is not cured within thirty (30) days after written notice of default is given by the Licensor to the Company; (ii) on or after October 1, 2003 following the Licensor's delivery of written notice of termination to the Company, if the Company shall not have designed, developed and produced, on or before September 30, 2003, a fully functional and commercially usable and operational System that allows the Licensor to undertake the commercialization of the Intellectual Property Rights as contemplated by this Agreement; or (iii) at any point (following the Licensor's delivery of written notice of termination to the Company) after the Licensor, or an independent accounting firm selected by the Licensor, determines that the Gross Revenues received by the Company during any complete calendar year during the term of this Agreement did not (A) exceed $500,000 through December 31, 2004 or
(B) equal or exceed one hundred and ten percent (110%) of the Gross Revenues received by the Company for the immediately preceding calendar year.

                  5.3 INSOLVENCY. In the event that the Company becomes insolvent, or if a trustee or receiver of its property is appointed by any court of competent jurisdiction for the Company, or if the Company shall make any assignment for the benefit of creditors, then the license granted herein to the Company may, at Licensor's option, be terminated immediately upon written notice.

                  5.4 TERMINATION BY THE COMPANY. The Company may terminate this Agreement upon the material breach or default by the Licensor in the performance of any obligations to be performed by the Licensor hereunder, upon ninety (90) days' written notice to Licensor, and provided that all royalties and license fees due to Licensor shall be paid in full prior to such termination.

                  5.5 EVENTS ON TERMINATION. Upon expiration or termination of the entirety of this Agreement by Licensor, all rights and privileges granted to the Company hereunder shall automatically, without the need for further act or deed on the part of Licensor, revert to and vest in Licensor. The royalty obligations set forth in Section 3 hereof shall continue in effect following termination of this Agreement with respect to any revenues that the Company may continue to collect attributable to the Licensed Usage. Upon expiration or termination of this Agreement, the Company shall promptly cease the Licensed Usage, including without limitation all use of all software and materials created pursuant to this Agreement, and the Company shall cooperate fully with Licensor to effect the orderly transfer of all of the Company's books, records and files relating to the Licensed Usage to Licensor or to Licensor's designated representative, and the orderly transfer of responsibilities with respect to the Limited Intellectual Property. The Company hereby agrees that, at Licensor's request, it shall execute all documents necessary to effect such orderly transfer.

                  5.6 SURVIVAL. Any provisions of this Agreement which must survive in order to give effect to their meaning shall survive any termination or expiration of this Agreement, including without limitation Sections 2.2, 2.4, and, 2.5 and all provisions pertaining to ownership of the Intellectual Property Rights. Termination of this Agreement for any reason shall not release any party hereto from any liability which at the time of such termination has already accrued to any other party hereto.

         6.       REPRESENTATIONS, WARRANTIES, AND COVENANTS

                  6.1 Licensor represents and warrants to the Company that Licensor's performance of its obligations under this Agreement is not in conflict with, and will not result in a breach of or constitute a default under, any other contract, instrument, rule of law or order of any court or governmental agency to which Licensor is a party or by which Licensor or its property is bound.

                  6.2 The Company represents and warrants to Licensor that the Company's performance of its obligations under this Agreement is not in conflict with, and will not result in a breach of or constitute a default under, any other contract, instrument, rule of law or order of any court or governmental agency to which the Company is a party or by which the Company or its property is bound.

                  6.3 EXCEPT AS SPECIFICALLY CONTAINED IN THIS AGREEMENT, THE LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO FITNESS FOR A PARTICULAR PURPOSE, THE IMPLIED WARRANTY OF MERCHANTABILITY, ANY WARRANTIES ARISING FROM A COURSE OF DEALING, AND ANY WARRANTIES THAT THE INTELLECTUAL PROPERTY RIGHTS (INCLUDING WITHOUT LIMITATION U.S. PATENT NO. 6,330,551) ARE SUFFICIENT TO PROTECT OR ASSERT FOR ANY PURPOSE OR IN ANY FORM ANY EXCLUSIVE OR NON-EXCLUSIVE RIGHTS IN THE SYSTEM BEING DEVELOPED, MARKETED, AND DISTRIBUTED BY THE COMPANY PURSUANT TO THIS AGREEMENT.

                  6.4 The Company hereby represents, warrants and covenants to Licensor that its performance of its obligations under this Agreement, and Licensor's realization of the benefit of such performance by the Company under and as contemplated by this Agreement, does not and will not infringe, violate or misappropriate any copyright, trademark, service mark, trade secret, know-how, patent or any other intellectual property right or proprietary right of any third party.

                  6.5 Each party hereto hereby covenants to the other party hereto that, during the term of this Agreement, it shall not knowingly take any action or omit to take any action the taking or omitting of which would render any of its representations and warranties set forth in this Agreement materially inaccurate at any time during the term of this Agreement.

         7.       INDEMNIFICATION.

                  7.1 Each party agrees to indemnify and hold harmless the other from and against and in respect of any and all third-party claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (collectively, "Losses") as and when incurred, arising out of, in connection with or based upon any act or omission, or alleged act or alleged omission of the indemnifying party in connection with the acceptance of, or the performance or non-performance by the indemnifying party of any of its obligations under this Agreement, except that: (i) in the event of any Losses arising out of or relating to any threatened or asserted claims that any Intellectual Property

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Rights infringe any intellectual property or proprietary rights owned by one or more third parties, such Losses shall be indemnified and defended at Licensor's sole expense unless relating to Marks actually assigned to the Company pursuant to Section 2.4); and (ii) any Losses arising out of or relating to any gross negligence or willful misconduct on the part of the party seeking indemnification shall not be subject to the indemnification obligations of this
Section 7.1.

                  7.2 The party seeking indemnification shall give the indemnifying party prompt notice of any claim asserted or threatened on the basis of which indemnification is being sought from the indemnifying party as herein permitted; however, the obligations of the indemnifying party under this Section shall not be conditioned upon prompt receipt of such notice.

         8.       MISCELLANEOUS

                  8.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of New York, without recourse to conflicts of law provisions.

                  8.2 EQUITABLE REMEDIES, CONSENT TO JURISDICTION. The parties recognize that the unauthorized use, misuse and exploitation or other forms of infringement by the Company of the Intellectual Property Rights shall result in immediate, substantial, and irreparable damage to Licensor as to which there may be no adequate remedy at law. Accordingly, the parties agree that, notwithstanding anything to the contrary in this Agreement, Licensor shall be entitled to seek equitable relief to enforce and protect its rights and properties and/or to seek specific performance of the Company's obligations hereunder. Each of the parties hereby submits to the exclusive personal jurisdiction of, and venue and situs in, the United States District Court for the Southern District of New York (White Plains, New York division) or, if jurisdiction in such court is lacking, then in the Supreme Court of the State of New York, County of Westchester, in respect of any action brought pursuant to this Section.

                  8.3 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile transmission, if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth in the preamble to this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

                  8.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof, and shall supersede any and all prior oral or written representations, conditions, warranties, understandings, proposals or agreements between the parties regarding the subject matter hereof.

                  8.5 AMENDMENT AND WAIVER. No provision of this Agreement may be amended or waived except by a writing signed by all parties hereto. Any delay or failure on the part of either party to enforce its rights hereunder to which it may be entitled shall not be construed as a waiver of the right and privilege to do so at any subsequent time, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of such party's right to demand strict compliance by the other party with the terms hereof. Waiver by any party of any particular default by the other party shall not impair such party's right with respect to any subsequent default of the same or of a different nature.

                  8.6 SEVERABILITY. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

                  8.7 ASSIGNMENT. Licensor may freely transfer or assign its rights and obligations under this Agreement. The Company may not assign any of its rights or obligations under this Agreement without the express prior written consent of Licensor, which consent may be withheld in Licensor's sole discretion; provided that, in the event of a corporate entity change or change of control of the Company, the Company may assign its rights under this Agreement to such new entity upon the Licensor's written consent, which shall not be unreasonably withheld.

                  8.8 SUCCESSORS. Subject to the prohibitions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

                  8.9 CONFIDENTIALITY. Any information received by one party hereto from any other party hereto in the course of the party's exercise of rights and performance of responsibilities under this Agreement shall be considered as proprietary to the party furnishing such information, and shall not be disclosed by the other party to any third party except to the extent that such information is in or becomes publicly available, was lawfully in possession of the receiving party prior to its disclosure by the disclosing party, or to the extent either party may be required to disclose such information to any government agency, court of law, administrative tribunal or instrumentality.

                  8.10 FREEDOM OF ACTION. This Agreement shall not be construed to limit the Licensor's right to grant to third parties any exclusive or nonexclusive right or license in the Intellectual Property Rights, subject only to the limited license for the Licensed Usage granted herein. Other than as expressly provided herein, the Company shall have no right or interest whatsoever in the Intellectual Property Rights or any service or product of the Licensor, whether such service or product is conceived or developed by the Licensor before, during, or after the course of the Licensor's performance of this Agreement.

                  8.11 INDEPENDENT CONTRACTORS. The relationship of the Company and the Licensor established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to constitute, create, give effect to or otherwise imply a joint venture, partnership, principal-agent or formal business organization of any kind between or among the parties hereto. No party hereto shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other party hereto solely by virtue of this Agreement.

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                  8.12 HEADINGS. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

                  8.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LOMBARDIA ACQUISITION CORP.
(to be renamed Debt Resolve Inc.)


By: /s/ Danilo Cacciamatta
    ---------------------------------
    Name: Danilo Cacciamatta
    Title: Chief Financial Officer


LICENSOR:


By: /s/ James D. Burchetta
    ---------------------------------
    James D. Burchetta


    /s/ Charles S. Brofman
    ---------------------------------
    Charles S. Brofman

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